As filed with the Securities and Exchange Commission on February 29, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DENTSPLY International Inc.

(Exact name of Registrant as specified in its charter)

Delaware	39-1434669
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

221 West Philadelphia Street
York, Pennsylvania
17405-0872

(Address of principal executive offices, including zip code)

DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan

DENTSPLY International Inc. 2010 Equity Incentive Plan

DENTSPLY International Inc. 2002 Stock Option Plan

DENTSPLY International Inc. 1998 Stock Option Plan
Sirona Dental Systems, Inc. 2015 Long-Term Incentive Plan

Sirona Dental Systems, Inc. Equity Incentive Plan, as amended

Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors

Schick Technologies, Inc. 1996 Employee Stock Option Plan

(Full Titles of the Plans)

Bret W. Wise

Chairman of the Board and Chief Executive Officer

DENTSPLY International Inc.

221 West Philadelphia Street

York, Pennsylvania 17405-0872

(717) 845-7511

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Mike R. Rogan

Pankaj K. Sinha, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Tel: (202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock (par value $0.01 per share)	36,686,677	$56.27	$2,064,359,315	$207,881

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.01 per share (“Common Stock”) of DENTSPLY International Inc., a Delaware corporation (“Registrant”), to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the applicable plan. This Registration Statement covers the issuance of an aggregate of 36,686,677 shares of Common Stock, comprised of (a) 25,000,000 shares of Common Stock issuable under the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, (b) 9,095,665 shares of Common Stock issuable under the DENTSPLY Legacy Plans (as defined below), and (c) 2,591,012 shares of Common Stock issuable under the Sirona Legacy Plans (as defined below), as adjusted to reflect the merger exchange ratio of 1.8142.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and registration fee are based on a price of $56.26 per share, which price is an average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on February 23, 2016.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

Explanatory Note

On February 29, 2016, at the effective time, pursuant to an Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY International Inc., will merge with and into Sirona Dental Systems, Inc., f/k/a Schick Technologies, Inc. (“Sirona”), with Sirona continuing as the surviving entity and a wholly owned subsidiary of DENTSPLY International Inc. (the “Merger”). Upon completion of the Merger, DENTSPLY International Inc. will change its corporate name to “DENTSPLY SIRONA Inc.”

This Registration Statement on Form S-8 is filed by the Registrant for the purpose of registering 36,686,677 shares of common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to (i) awards granted following the Merger under the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, (ii) awards granted under the DENTSPLY International Inc. 2010 Equity Incentive Plan, DENTSPLY International Inc. 2002 Stock Option Plan and DENTSPLY International Inc. 1998 Stock Option Plan (collectively, the “DENTSPLY Legacy Plans”), and (iii) awards assumed by the Registrant granted under the (1) Sirona 2015 Long-Term Incentive Plan registered by Sirona Dental Systems, Inc. prior to the Merger on Registration Statement on Form S-8 (File No. 333-203217), filed with the Commission on April 2, 2015, (2) Sirona Dental Systems, Inc. Equity Incentive Plan, as amended, registered by Sirona Dental Systems, Inc. prior to the Merger on Registration Statements on Form S-8 filed with the Commission on February 27, 2009 (File No. 333- 157576) and May 10, 2007 (File No. 333-142798), (3) Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors registered by Schick Technologies, Inc. prior to the Merger on Registration Statements on Form S-8 filed with the Commission on June 18, 2003 (File No. 333-106237), February 27, 2002 (File No. 333-83488) and February 24, 1998 (File No. 333-46825), and (4) Schick Technologies, Inc. 1996 Employee Stock Option Plan registered by Schick Technologies, Inc. prior to the Merger on Registration Statements on Form S-8 filed with the Commission on February 9, 2007 (File No. 333-140555), February 27, 2002 (File No. 333-83488) and February 24, 1998 (File No. 333-46825), (collectively, the “Sirona Legacy Plans”).

Pursuant to the Merger Agreement, at the effective time, (i) each outstanding option to purchase shares of Sirona common stock and (ii) all outstanding restricted stock units that vest solely based on time under the Sirona Legacy Plans will be assumed by the Registrant. As a result of this assumption, the assumed options and assumed restricted stock units, at the effective time, will be converted pursuant to the Merger Agreement into, respectively, (x) an option to purchase shares of the Registrant’s Common Stock, and (y) restricted stock units of the Registrant, each on the same terms and conditions as were in effect immediately prior to the completion of the Merger based on the exchange ratio as set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, as filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Registrant with the Commission on February 12, 2016;

(b)	The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on February 12, 2016 (in each case only to the extent filed and not furnished);

(c)	The Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 8, 2015 (the “Prospectus”) in connection with the Registrant’s Registration Statement on Form S-4 (Registration No. 333-207669); and

(d)	The description of Registrant’s Common Stock contained in the Prospectus, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other document subsequently filed or incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits, or otherwise in the defense of, any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s Amended and Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant’s Amended and Restated Bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified therefor.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant has obtained officers’ and directors’ liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of the Registrant.

The Merger Agreement provides that for six years following the effective time of the Merger, the Registrant will maintain directors’ and officers’ and fiduciary liability insurance covering claims arising from facts or events that occurred prior to the completion of the Merger, and covering each director and officer of the Registrant, Sirona or any of their respective subsidiaries who was covered at the effective time of the Merger on terms that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Sirona, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, the Registrant will not be required to expend in any one year an amount in excess of 250% of the annual premium paid by Sirona at the time the Merger Agreement was signed. In the event the premium exceeds 250% of the annual premium at the time the Merger Agreement was signed, Registrant will be obligated to obtain an insurance policy with the greatest coverage available for a cost not exceeding 250% of the annual premium at the time the Merger Agreement was signed. Alternatively, the Registrant or Sirona may, prior to completion of the Merger, purchase a six year “tail” prepaid insurance policy, which policy provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions under the Merger Agreement.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on February 29, 2016.

DENTSPLY INTERNATIONAL INC.

By:	/s/ Bret W. Wise
Bret W. Wise
Chairman of the Board and Chief Executive Officer

Power of Attorney

Each person whose signature appears below appoints Bret W. Wise and Justin H. McCarthy II, each of whom may act without the joinder of the others, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering, filed pursuant to Rule 462 under the U.S. Securities Act, and to file the same with all exhibits thereto and all documents in connection therewith with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bret W. Wise	Chairman of the Board and	February 29, 2016
Bret W. Wise	Chief Executive Officer
(Principal Executive Officer)

/s/ Christopher T. Clark	President and	February 29, 2016
Christopher T. Clark	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Dr. Michael C. Alfano	Director	February 29, 2016
Dr. Michael C. Alfano

/s/ Eric K. Brandt	Director	February 29, 2016
Eric K. Brandt

/s/ Paula H. Cholmondeley	Director	February 29, 2016
Paula H. Cholmondeley

Signature	Title	Date

/s/ Michael J. Coleman	Director	February 29, 2016
Michael J. Coleman

/s/ Willie A. Deese	Director	February 29, 2016
Willie A. Deese

/s/ William F. Hecht	Director	February 29, 2016
William F. Hecht

/s/ Francis J. Lunger	Director	February 29, 2016
Francis J. Lunger

/s/ John L. Miclot	Director	February 29, 2016
John L. Miclot

/s/ John C. Miles II	Director	February 29, 2016
John C. Miles II

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1*	Amended and Restated Certificate of Incorporation of DENTSPLY International Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 20, 2014)

4.2*	Amended and Restated Bylaws of DENTSPLY International Inc. (incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 21, 2015)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the legality of securities to be issued by the Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature page hereto)

99.1	DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan

99.2*	DENTSPLY International Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-167410), filed on June 9, 2010)

99.3*	DENTSPLY International Inc. 2002 Stock Option Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File Nos. 333-101548), filed November 27, 2002)

99.4*	DENTSPLY International Inc. 1998 Stock Option Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-56093), filed June 4, 1998)

99.5*	Sirona Dental Systems, Inc. 2015 Long-Term Incentive Plan (incorporated herein by reference to Appendix A of Sirona’s Definitive Proxy Statement on Schedule 14A, filed on January 28, 2015)

99.6*	Sirona Dental Systems, Inc. Equity Incentive Plan, as amended (incorporated by reference to Appendix A of Sirona’s Definitive Proxy Statement on Schedule 14A, filed on January 28, 2009)

99.7*	Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors, as amended (incorporated herein by reference to Exhibit 10.2 to Sirona’s Annual Report on Form 10-K filed on June 18, 2003)

99.8*	Schick Technologies, Inc. 1996 Stock Option Plan as amended (incorporated herein by reference to Appendix B of Sirona’s Definitive Proxy Statement on Schedule 14A, filed on January 28, 2009)

*	Incorporated herein by reference as indicated.